Exhibit 10.20

Material Terms of the 2006 Annual Incentive Compensation Plan

Annual Incentive Compensation Plan

The Argonaut Group, Inc. Annual Incentive Compensation Plan is designed to focus participants’ efforts on the accomplishment of financial performance goals established by senior management and approved by the Board during the Company’s annual business planning process. Generally awards are not made under this plan if the financial performance goal is not met. However it should be noted that the Board may, at its discretion, adjust a performance goal for an unexpected significant event that occurs during the year. Depending upon the nature of the unexpected significant event the financial performance goal may be either increased or decreased.

For individuals employed by a business unit, the financial performance goal is met if the underwriting income target for that business unit is achieved. The financial performance goal for executives who oversee the activities of the consolidated group, including the five Named Executive Officers, is met if a specific amount of pre-tax operating income is reported for the consolidated group. Incentive compensation under the plan includes both cash (non-equity) and equity (restricted stock) awards. The relationship between the cash component and the restricted stock component is determined by the Compensation Committee annually and varies by year, by group and, in some cases, by individual employee. Typically the restricted stock component vests over 3 years with 50% of the vesting being dependent upon the absence of a significant increase in the estimate of loss and loss expenses for the year for which the equity grant was made and 50% vesting upon the passage of time. For this purpose, a significant increase in the estimate of loss and loss expenses for a given year is defined as an aggregate increase of five points over the initial loss and loss adjustment expense ratio for that year, for example, a significant increase would occur if an initial loss and loss expense ratio of 60% rose above 65%.

The Company uses a two step process to determine awards under the Annual Incentive Compensation Plan.

a.	The first step is to determine the total amount of incentive compensation available to members of each pool. The available incentive compensation is based upon the achievement of the financial performance targets for the pool as determined by the Compensation Committee. The compensation plan approved by the Compensation Committee each year also includes the range of base compensation that will be contributed to the pool for levels of employees who are eligible to participate in that pool. The aggregate contribution to a pool is calculated by multiplying the base salary for each member of that pool by the designated target percentage and then adjusting the result by a percentage (ranging from 50% for meeting 70% of the financial goal to 200% for meeting 150% of the financial goal).

b.	Once the available incentive compensation pool has been calculated, the Company determines the individual awards for participants in the pool. Individual awards are based on an evaluation of the individual’s overall performance during the year. An individual may receive from 0% up to 200% of his or her individual target based upon the individual’s performance.

The plan also has a discretionary component which can also be used to reward individual performance.